AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 24, 1998
                                                     REGISTRATION NO. 333-
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            FIRST UNION CORPORATION
             (Exact name of registrant as specified in its charter)

          NORTH CAROLINA                    56-0898180
   (State or other jurisdiction          (I.R.S. employer
of incorporation or organization)     identification number)

                             ONE FIRST UNION CENTER
                      CHARLOTTE, NORTH CAROLINA 28288-0013
                                 (704) 374-6565
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                          MARION A. COWELL, JR., ESQ.
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                            FIRST UNION CORPORATION
                             ONE FIRST UNION CENTER
                      CHARLOTTE, NORTH CAROLINA 28288-0013
                                 (704) 374-6828
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                    COPY TO:
                            CRAIG M. WASSERMAN, ESQ.
                         WACHTELL, LIPTON, ROSEN & KATZ
                              51 WEST 52ND STREET
                               NEW YORK, NY 10019
                                 (212) 403-1000
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time, and such time or times as may be determined by the Selling Stockholders after this Registration Statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]
     If delivery for the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]
                        CALCULATION OF REGISTRATION FEE
[CAPTION]

           TITLE OF                                           PROPOSED MAXIMUM          PROPOSED MAXIMUM
        SECURITIES TO                 AMOUNT TO BE             OFFERING PRICE           AGGREGATE OFFER-
      BE REGISTERED (1)              REGISTERED (1)               PER UNIT                 ING PRICE
Common Stock
  (including rights to
  purchase
  shares of Common Stock or
  junior participating Class A
  Preferred Stock)............       1,216,879 shs.             $63.09375(2)             $76,777,459(2)
           TITLE OF
        SECURITIES TO                  AMOUNT OF
      BE REGISTERED (1)             REGISTRATION FEE
Common Stock
  (including rights to
  purchase
  shares of Common Stock or
  junior participating Class A
  Preferred Stock)............         $23,266(2)

(1) This Registration Statement relates to the resale of 1,216,879 shares of Common Stock of the Registrant ("Common Stock") to be received by certain persons in connection with the acquisition described in the Prospectus.
(2) Pursuant to Rule 457(c), the registration fee is based on the average of the high and low prices per share of Common Stock on the New York Stock Exchange Composite Transactions Tape on April 23, 1998 ($63.09375).
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.
                  SUBJECT TO COMPLETION, DATED APRIL 24, 1998
                                1,216,879 SHARES
(First Union logo            FIRST UNION CORPORATION
 appears here)                   COMMON STOCK
                        (PAR VALUE $3.33 1/3 PER SHARE)
     This Prospectus relates to 1,216,879 shares (the "Shares") of Common Stock, $3.33 1/3 par value per share (together with the Rights (as hereinafter defined) attached thereto, the "Common Stock"), of First Union Corporation (the "Corporation") beneficially owned by the stockholders named herein under "SELLING STOCKHOLDERS". One or more of the Selling Stockholders (as hereinafter defined) have advised the Corporation that they propose to offer the Shares, from time to time, through brokers in brokerage transactions on the New York Stock Exchange ("NYSE"), to underwriters, dealers or others in negotiated transactions or in a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Brokers, dealers and underwriters that participate in the distribution of the Shares may be deemed to be underwriters under the Securities Act of 1933 (as amended, and together with the rules and regulations thereunder, the "Securities Act"), and any discounts or commissions received by them from any Selling Stockholder and any profit on the resale of Shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholders may be deemed to be underwriters under the Securities Act.
     The Corporation will not receive any part of the proceeds from the sale of the Shares. The Selling Stockholders will pay all applicable stock transfer taxes, brokerage commissions, underwriting discounts or commissions and the fees of the Selling Stockholders' counsel, but the Corporation will bear all other expenses in connection with the offering made hereunder. The Corporation has agreed to indemnify the Selling Stockholders against certain liabilities, including certain liabilities under the Securities Act, in connection with the registration and the offering and sale of the Shares.
     The Shares are listed on the NYSE. The closing price per share of Common
Stock on the NYSE Composite Transactions Tape (the "NYSE Tape") on April   ,
1998, was $       .
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
        REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
THE SHARES ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR
      SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT
              INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.
          The date of this Prospectus is                      , 1998.

                             AVAILABLE INFORMATION
     The Corporation and CoreStates Financial Corp ("CoreStates") (see "RECENT DEVELOPMENTS -- Certain Recent and Pending Acquisitions; CORESTATES FINANCIAL
CORP) are subject to the informational requirements of the Securities Exchange Act of 1934 (as amended, and together with the rules and regulations thereunder, the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Corporation and CoreStates can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices in New York (7 World Trade Center, 13th Floor, New York, New York 10048) and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661) and copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Certain of such reports, proxy statements and other information is also available from the Commission over the Internet at http://www.sec.gov. The Common Stock is listed and traded on the NYSE. Reports, proxy statements and other information relating to the Corporation and CoreStates can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.
     This Prospectus does not contain all of the information set forth in the Registration Statement on Form S-3, of which this Prospectus is a part, and the exhibits thereto (together with any amendments or supplements thereto, the "Registration Statement"), which has been filed by the Corporation with the Commission under the Securities Act, certain portions of which have been omitted pursuant to the rules and regulations of the Commission and to which portions reference is hereby made for further information.
     THIS PROSPECTUS INCORPORATES CERTAIN DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. A COPY OF SUCH DOCUMENTS IS AVAILABLE WITHOUT CHARGE (OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS) TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST FROM: FIRST UNION CORPORATION, INVESTOR RELATIONS, ONE FIRST UNION CENTER, CHARLOTTE, NORTH CAROLINA 28288-0206 (TELEPHONE NUMBER (704) 374-6782).

     The Commissioner of Insurance of the State of North Carolina (the "Commissioner") has not approved or disapproved this offering nor has the Commissioner passed upon the accuracy or adequacy of this Prospectus.
                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The following documents filed by the Corporation with the Commission (File No. 1-10000) under Section 13(a) or 15(d) of the Exchange Act are hereby incorporated by reference in this Prospectus:
     (i) the Corporation's Annual Report on Form 10-K for the year ended December 31, 1997; and
     (ii) the Corporation's Current Reports on Form 8-K dated January 22, 1998, April 15, 1998 and April 23, 1998.
     All documents filed by the Corporation pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof are hereby incorporated by reference into this Prospectus and shall be deemed a part hereof from the date of filing of such documents.
     Any statement contained herein, in any supplement hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein, in any supplement hereto or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement, this Prospectus or any supplement hereto.
     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY ACCOMPANYING SUPPLEMENTAL PROSPECTUS, IN CONNECTION WITH THE OFFERING CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CORPORATION. THIS PROSPECTUS AND ANY ACCOMPANYING SUPPLEMENTAL PROSPECTUS DO NOT CONSTITUTE AN OFFER OF ANY
                                       2

SECURITIES OTHER THAN THOSE TO WHICH THEY RELATE OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY ACCOMPANYING SUPPLEMENTAL PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR, IN THE CASE OF INFORMATION INCORPORATED HEREIN BY REFERENCE, THE DATE OF FILING WITH THE COMMISSION.
          CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
     This Prospectus (including information included or incorporated by reference herein) contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Corporation, as well as certain information relating to the Corporation's pending acquisition of CoreStates, including (i) statements relating to the cost savings estimated to result from the CoreStates acquisition, see "RECENT DEVELOPMENTS -- Certain Recent and Pending Acquisitions; CORESTATES FINANCIAL CORP"; (ii) statements relating to revenues estimated to result from the CoreStates acquisition, see "RECENT
DEVELOPMENTS -- Certain Recent and Pending Acquisitions; CORESTATES FINANCIAL CORP"; (iii) statements relating to the restructuring charges estimated to be incurred in connection with the CoreStates acquisition, see "RECENT
DEVELOPMENTS -- Certain Recent and Pending Acquisitions; CORESTATES FINANCIAL CORP"; and (iv) statements preceded by, followed by or that include the words "believes", "expects", "anticipates", "estimates" or similar expressions (see "RECENT DEVELOPMENTS -- Certain Recent and Pending Acquisitions; CORESTATES FINANCIAL CORP"). These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (a) expected cost savings from the CoreStates acquisition and the Corporation's other recently completed or pending acquisitions may not be fully realized or realized within the expected time frame; (b) revenues following the CoreStates acquisition and the Corporation's other recently completed or pending acquisitions may be lower than expected, or deposit attrition, operating costs or customer loss and business disruption following the Corestates acquisition and the Corporation's other recently completed or pending acquisitions may be greater than expected; (c) competitive pressures among depository and other financial institutions may increase significantly; (d) costs or difficulties related to the integration of the business of the Corporation with other of the Corporation's acquired or to be acquired companies may be greater than expected; (e) changes in the interest rate environment may reduce margins; (f) general economic or business conditions, either nationally or in the states in which the Corporation, CoreStates or other of the Corporation's acquired or to be acquired companies is doing business, may be less favorable than expected resulting in, among other things, a deterioration in credit quality or a reduced demand for credit; (g) legislative or regulatory changes may adversely affect the business in which the Corporation, CoreStates or any other of the Corporation's recently acquired or to be acquired companies is engaged; and (h) changes may occur in the securities markets.
                                       3

                                THE CORPORATION
GENERAL
     Financial and other information relating to the Corporation, including information relating to the Corporation's directors and executive officers, is set forth in the Corporation's Form 10-K, 1998 Annual Meeting Proxy Statement and 1998 Current Reports on Form 8-K, copies of which may be obtained from the Corporation as indicated under "AVAILABLE INFORMATION".
HISTORY AND BUSINESS
     The Corporation was incorporated under the laws of North Carolina in 1967 and is registered as a bank holding company under the Bank Holding Company Act of 1956 (as amended, the "BHCA"). Pursuant to a corporate reorganization in 1968, First Union National Bank ("FUNB") and First Union Mortgage Corporation, a mortgage banking firm acquired by FUNB in 1964, became subsidiaries of the Corporation.
     The Corporation provides a wide range of commercial and retail banking and trust services through full-service banking offices in Connecticut, Delaware, Florida, Georgia, Maryland, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Tennessee, Virginia and Washington, D.C. Such offices are operated by FUNB in Charlotte, North Carolina, except the Delaware offices, which are operated by First Union Bank of Delaware. See " -- Certain Regulatory Considerations; INTERSTATE BANKING AND BRANCHING LEGISLATION". The Corporation also provides various other financial services, including mortgage banking, credit card, investment banking, home equity lending, leasing, insurance and securities brokerage services, through other subsidiaries.
     Since the 1985 Supreme Court decision upholding regional interstate banking legislation, the Corporation has concentrated its efforts on building a large, financial services organization providing banking services in what it perceives to be some of the better markets in the eastern region of the United States and providing other financial services that complement such banking services in such markets and elsewhere. Since November 1985, the Corporation has completed over 70 acquisitions relating to financial services, and currently has pending three such acquisitions, including the more significant acquisitions (I.E., involving the acquisition of $3.0 billion or more of assets or deposits) set forth in the following table. See "RECENT DEVELOPMENTS -- Certain Recent and Pending Acquisitions".

                                                                     ASSETS/             CONSIDERATION/
NAME                                             HEADQUARTERS     DEPOSITS(1)(2)      ACCOUNTING TREATMENT      COMPLETION DATE
Atlantic Bancorporation......................   Florida           $  3.8 billion    common stock/pooling        November 1985
Northwestern Financial Corporation...........   North Carolina       3.0 billion    common stock/pooling        December 1985
First Railroad & Banking Company of
  Georgia....................................   Georgia              3.7 billion    common stock/pooling        November 1986
Florida National Banks of Florida, Inc.......   Florida              7.9 billion    cash and preferred          January 1990
                                                                                    stock/purchase
Southeast banks..............................   Florida              9.9 billion    cash, notes and preferred   September 1991
                                                                                    stock/
                                                                                    purchase
Resolution Trust Company ("RTC")
  acquisitions...............................   Florida,             5.3 billion    cash/purchase               1991-1994
                                                Georgia,
                                                Virginia
Dominion Bankshares Corporation..............   Virginia             8.9 billion    common stock and            March 1993
                                                                                    preferred stock/pooling
Georgia Federal Bank, FSB....................   Georgia              4.0 billion    cash/purchase               June 1993
First American Metro Corp....................   Virginia             4.6 billion    cash/purchase               June 1993
American Savings of Florida, F.S.B...........   Florida              3.6 billion    common stock/purchase       July 1995
First Fidelity Bancorporation................   New Jersey,         35.3 billion    common stock and            January 1996
                                                Pennsylvania                        preferred stock/pooling
Center Financial Corporation.................   Connecticut          4.0 billion    common stock/purchase       November 1996
Signet Banking Corporation...................   Virginia            11.3 billion    common stock/pooling        November 1997
CoreStates...................................   Pennsylvania        48.5 billion    common stock/pooling        pending
The Money Store Inc..........................   California,       $  3.1 billion    common stock and            pending
                                                New Jersey                          preferred stock/purchase

(1) The dollar amounts indicated represent the assets of the related organization as of the last reporting period prior to acquisition, except for (i) the dollar amount relating to RTC acquisitions, which represents savings and loan deposits acquired from the RTC, and (ii) the dollar amount relating to Southeast banks, which represent assets of the two banking subsidiaries of Southeast Banking Corporation acquired from the FDIC.
(2) In addition, the Corporation acquired (i) Lieber & Company, a mutual fund advisory company with approximately $3.4 billion in assets under management, in June 1994, and (ii) Keystone Investments, Inc., a mutual fund advisory company with approximately $11.6 billion in assets under management, in December 1996. Since such assets are not owned by these mutual advisory companies, they are not reflected on the Corporation's balance sheet.
     The Corporation is continually evaluating acquisition opportunities and frequently conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities can be expected. Acquisitions typically involve the payment of a premium over book and market values, and therefore, some dilution of the Corporation's book value and net income per share may occur in connection with any future transactions.
CERTAIN REGULATORY CONSIDERATIONS
     THE FOLLOWING DISCUSSION SETS FORTH CERTAIN OF THE MATERIAL ELEMENTS OF THE REGULATORY FRAMEWORK APPLICABLE TO BANK HOLDING COMPANIES AND THEIR SUBSIDIARIES AND PROVIDES CERTAIN SPECIFIC INFORMATION RELEVANT TO THE CORPORATION. TO THE EXTENT THAT THE FOLLOWING INFORMATION DESCRIBES STATUTORY AND REGULATORY PROVISIONS, IT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE APPLICABLE STATUTORY AND REGULATORY PROVISIONS. A CHANGE IN APPLICABLE STATUTES, REGULATIONS OR REGULATORY POLICY MAY HAVE A MATERIAL EFFECT ON THE BUSINESS OF THE CORPORATION.
  GENERAL
     As a bank holding company, the Corporation is subject to regulation under the BHCA and to its examination and reporting requirements. Under the BHCA, bank holding companies may not directly or indirectly acquire the ownership or control of more than five percent of the voting shares or substantially all of the assets of any company, including a bank, without the prior approval of, or a waiver of the requirement for such approval by, the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). In addition, bank holding companies are generally prohibited under the BHCA from engaging in nonbanking activities, subject to certain exceptions.
     The earnings of the Corporation are affected by the legislative and governmental actions of various regulatory authorities, including the Federal Reserve Board, the Comptroller of the Currency (the "OCC") and the Federal Deposit Insurance Corporation (the "FDIC"). In addition, there are numerous governmental requirements and regulations which affect the activities of the Corporation.
  PAYMENT OF DIVIDENDS
     The Corporation is a legal entity separate and distinct from its banking and other subsidiaries. A major portion of the Corporation's revenues result from amounts paid as dividends to the Corporation by its national bank subsidiaries. The prior approval of the OCC is required for the payment of any dividend by a national bank if the total of all dividends declared by the board of directors of such bank in any calendar year will exceed the sum of such bank's net profits for that year and its retained net profits for the preceding two calendar years, less any required transfers to surplus. Federal law also prohibits any national bank from paying dividends which would be greater than such bank's undivided profits after deducting statutory bad debt in excess of such bank's allowance for loan losses.
     In addition to its national bank subsidiaries, the Corporation has one state-chartered bank subsidiary which is subject to dividend limitations under applicable state laws.
     Under the foregoing dividend restrictions and certain restrictions applicable to certain of the Corporation's nonbanking subsidiaries, as of December 31, 1997, the Corporation's subsidiaries, without obtaining affirmative governmental approvals, could pay aggregate dividends of $426 million to the Corporation. In 1997, the Corporation's subsidiaries paid $1.3 billion in cash dividends to the Corporation.
     In addition, the Corporation and its bank subsidiaries are subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The
                                       5
appropriate federal regulatory authority is authorized to determine, under certain circumstances relating to the financial condition of a national bank or bank holding company, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. The OCC (the appropriate agency with respect to the Corporation's national bank subsidiaries) and the FDIC (the appropriate agency with respect to the Corporation's state-chartered bank subsidiary) have indicated that paying dividends that deplete a bank's capital base to an inadequate level would be an unsound and unsafe banking practice. The OCC, the FDIC and the Federal Reserve Board have each indicated that banking organizations should generally pay dividends only out of current operating earnings.
  BORROWINGS; ETC.
     There are also various legal restrictions on the extent to which each of the Corporation and certain of its nonbank subsidiaries can borrow or otherwise obtain credit from its bank subsidiaries. In general, these restrictions require that any such extensions of credit must be secured by designated amounts of specified collateral and are limited, as to any one of the Corporation or such nonbank subsidiaries, to ten percent of the lending bank's capital stock and surplus, and as to the Corporation and all such nonbank subsidiaries in the aggregate, to 20 percent of such lending bank's capital stock and surplus.
     The Federal Deposit Insurance Act, as amended (the "FDIA") imposes liability on an institution the deposits of which are insured by the FDIC, such as the Corporation's subsidiary banks, for certain potential losses of the FDIC incurred in connection with other FDIC-insured institutions under common control with such institution.
     Under the National Bank Act, if the capital stock of a national bank is impaired by losses or otherwise, the OCC is authorized to require payment of the deficiency by assessment upon the bank's stockholders, pro rata and, to the extent necessary, if any such assessment is not paid by any stockholder after three months notice, to sell the stock of such stockholder to make good the deficiency.
     Under Federal Reserve Board policy, the Corporation is expected to act as a source of financial strength to each of its subsidiary banks and to commit resources to support each of such subsidiaries. This support may be required at times when, absent such Federal Reserve Board policy, the Corporation may not find itself willing or able to provide it.
     Any capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary banks. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.
  CAPITAL ADEQUACY
     The Federal Reserve Board, the FDIC and the OCC have adopted substantially similar risk-based and leverage capital guidelines for United States banking organizations. Under these risked-based capital standards, the minimum consolidated ratio of total capital to risk-weighted assets (including certain off-balance sheet activities, such as standby letters of credit) is eight percent. At least half of the total capital is to be composed of common stockholder's equity, retained earnings, a limited amount of qualifying perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, less goodwill and certain intangibles ("tier 1 capital" and, together with tier 2 capital, "total capital"). The remainder of total capital may consist of mandatory convertible debt securities and a limited amount of subordinated debt, qualifying preferred stock and loan loss allowance ("tier 2 capital"). At December 31, 1997, the Corporation's tier 1 and total capital ratios were 8.41 percent and 13.40 percent, respectively.
     In addition, the Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum leverage ratio of tier 1 capital to adjusted average quarterly assets less certain amounts ("leverage ratio") equal to three percent for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies will generally be required to maintain a leverage ratio of from at least four to five percent. The Corporation's leverage ratio at December 31, 1997, was 6.81 percent. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the guidelines indicate that the Federal Reserve Board will continue to consider a "tangible tier 1 leverage ratio" (deducting all intangibles) in evaluating proposals for expansion or new activity. The Federal Reserve Board has not advised the Corporation of any specific minimum leverage ratio or tangible tier 1 leverage ratio applicable to it.
                                       6

     Each of the Corporation's subsidiary banks is subject to similar capital requirements adopted by the OCC or the FDIC. Each of the Corporation's subsidiary banks had a leverage ratio in excess of 6.01 percent at December 31, 1997. The federal banking agencies have not advised any of the subsidiary banks of any specific minimum leverage ratio applicable to it.
  PROMPT CORRECTIVE ACTION
     The FDIA, among other things, requires the federal banking agencies to take "prompt corrective action" in respect of depository institutions that do not meet minimum capital requirements. The FDIA establishes five capital tiers:
"well capitalized"; "adequately capitalized"; "undercapitalized"; "significantly undercapitalized"; and "critically undercapitalized". A depository institution's capital tier will depend upon how its capital levels compare to various relevant capital measures and certain other factors, as established by regulation.
     The federal bank regulatory agencies have adopted regulations establishing relevant capital measures and relevant capital levels applicable to FDIC-insured banks. The relevant capital measures are the total capital ratio, tier 1 capital ratio and the leverage ratio. Under the regulations, a FDIC-insured bank will be
(i) "well capitalized" if it has a total capital ratio of ten percent or greater, a tier 1 capital ratio of six percent or greater and a leverage ratio of five percent or greater and is not subject to any order or written directive by the OCC to meet and maintain a specific capital level for any capital measure; (ii) "adequately capitalized" if it has a total capital ratio of eight percent or greater, a tier 1 capital ratio of four percent or greater and a leverage ratio of four percent or greater (three percent in certain circumstances) and is not "well capitalized"; (iii) "undercapitalized" if it has a total capital ratio of less than eight percent, a tier 1 capital ratio of less than four percent or a leverage ratio of less than four percent (three percent in certain circumstances); (iv) "significantly undercapitalized" if it has a total capital ratio of less than six percent, a tier 1 capital ratio of less than three percent or a leverage ratio of less than three percent; and (v) "critically undercapitalized" if its tangible equity is equal to or less than two percent of average quarterly tangible assets. An institution may be downgraded to, or deemed to be in, a capital category that is lower than is indicated by its capital ratios if it is determined to be in an unsafe or unsound condition or if it receives an unsatisfactory examination rating with respect to certain matters. As of December 31, 1997, all of the Corporation's deposit-taking subsidiary banks had capital levels that qualify them as being "well capitalized" under such regulations.
     The FDIA generally prohibits a FDIC-insured depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be "undercapitalized". "Undercapitalized"depository institutions are subject to growth limitations and are required to submit a capital restoration plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of: (i) an amount equal to five percent of the depository institution's total assets at the time it became "undercapitalized"; and (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a depository institution fails to submit an acceptable plan, it is treated as if it is "significantly undercapitalized".
     "Significantly undercapitalized" insured depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become "adequately capitalized", requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. "Critically undercapitalized" institutions are subject to the appointment of a receiver or conservator. A bank that is not "well capitalized" is subject to certain limitations relating to so-called "brokered" deposits.
  DEPOSITOR PREFERENCE STATUTE
     Under federal law, deposits and certain claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such an institution, including federal funds and letters of credit, in the "liquidation or other resolution" of such an institution by any receiver.
  INTERSTATE BANKING AND BRANCHING LEGISLATION
     The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "IBBEA") authorized interstate acquisitions of banks and bank holding companies without geographic limitation beginning one year after enactment. In addition, it authorized, beginning June 1, 1997, a bank to merge with a bank in another state as long as neither of the states has opted out of interstate branching between the date of enactment of the IBBEA and May 31, 1997. In addition, a bank may establish and operate a DE NOVO branch in a state in which the bank does not maintain a branch if that state expressly permits DE NOVO
                                       7
interstate branching. It was pursuant to authority from IBBEA that the Corporation reorganized certain of its subsidiary banks in 1997 and February 1998, as a result of which FUNB, based in Charlotte, North Carolina, operates in 11 states and Washington, D.C.
                              RECENT DEVELOPMENTS
CERTAIN FINANCIAL DATA FOR THE THREE MONTHS ENDED MARCH 31, 1998
     The Corporation's net income was $587 million in the first quarter of 1998, a 16 percent increase from $504 million in the first quarter of 1997 and a 62 percent increase from $362 million in the fourth quarter of 1997. The first quarter of 1998 and the fourth quarter of 1997 included pre-tax merger-related and restructuring charges of $29 million and $210 million, respectively. Net income per diluted share increased to $0.90 from $0.79 in the first quarter of 1997 and $0.56 in the fourth quarter of 1997.
     The Corporation's return on average equity was 19.60 percent and its return on average assets was 1.45 percent in the first quarter of 1998, compared with
19.15 percent and 1.40 percent, respectively, in the first quarter of 1997 and
12.29 percent and 0.94 percent, respectively, in the fourth quarter of 1997. Tax-equivalent net interest income was $1.4 billion in each of the first quarter of 1998, the first quarter of 1997 and the fourth quarter of 1997.
     Annualized net charge-offs as a percentage of average net loans were 0.36 percent in the first quarter of 1998, compared with 0.63 percent in the first quarter of 1997 and 0.53 percent in the fourth quarter of 1997. The loan loss provision was $90 million, compared to $162 million in the first quarter of 1997 and $325 million in the fourth quarter of 1997.
     Net loans at March 31, 1998, were $98 billion, compared with $102 billion at the end of first quarter of 1997 and $97 billion at year-end 1997.
     Deposits were $103 billion at March 31, 1998, compared with $100 billion at the end of the first quarter a year ago and $103 billion at year-end 1997. Total stockholders' equity was $12 billion at March 31, 1998, compared with $10 billion at March 31, 1997 and $12 billion at year-end 1997.
     At March 31, 1998, the Corporation had assets of $172 billion.
CERTAIN RECENT AND PENDING ACQUISITIONS
  WHEAT FIRST BUTCHER SINGER, INC.
     On January 31, 1998, the Corporation completed the pooling of interests acquisition of Wheat First Butcher Singer, Inc. ("WFBS"). Approximately 10.3 million shares of Common Stock were issued in the WFBS acquisition. At December 31, 1997, WFBS had assets of $1 billion.
  COVENANT BANCORP, INC.
     On January 15, 1998, the Corporation completed the acquisition of Covenant Bancorp, Inc. ("Covenant"). Covenant had $415 million in assets as of December 31, 1997. Approximately 1.6 million shares of Common Stock were issued in the Covenant acquisition. The Covenant acquisition was accounted for as a purchase. A number of shares of Common Stock equal to the number of such shares issued in the Covenant acquisition has been repurchased by the Corporation in the open market.
  CORESTATES FINANCIAL CORP
     On November 18, 1997, the Corporation entered into an agreement to acquire CoreStates, a bank holding company based in Philadelphia, Pennsylvania. CoreStates, through its lead bank subsidiary, CoreStates Bank, N.A., provides financial services through banking offices located in Pennsylvania, New Jersey and Delaware. As of December 31, 1997, CoreStates reported assets of $48 billion, net loans of $35 billion, deposits of $34 billion, stockholders' equity of $3 billion and net income of $813 million. Under the terms of the CoreStates acquisition agreement, the Corporation will exchange 1.62 shares of Common Stock for each outstanding share of CoreStates common stock. The CoreStates acquisition, which will be accounted for as a pooling of interests, is expected to close by April 30, 1998, subject to certain conditions of closing. The stockholders of the Corporation and CoreStates approved the CoreStates acquisition agreement on February 27, 1998. The Federal Reserve Board approved the CoreStates aquisition on April 13, 1998. Based on the 200 million shares of CoreStates
                                       8
common stock outstanding on January 2, 1998, and the 1.62 exchange ratio, approximately 324 million shares of Common Stock are expected to be issued upon consummation of the CoreStates acquisition.
     In connection with the CoreStates acquisition, CoreStates granted the Corporation an option to purchase, under certain circumstances, up to 19.9 percent of the outstanding shares of common stock of CoreStates at a price of $72.00 per share, subject to certain adjustments, and the Corporation granted CoreStates an option to purchase, under certain circumstances, up to 9.9 percent of the outstanding shares of Common Stock at a price of $52.00 per share, subject to certain adjustments. Under certain circumstances, the respective issuers of such options may be required to repurchase the options or the shares acquired pursuant to the exercise thereof. In addition, following consummation of the CoreStates acquisition Terrence A. Larsen, CoreStates' Chairman and Chief Executive Officer, would become a Vice Chairman of the Corporation. Also, six directors of CoreStates would become directors of the Corporation, including Mr. Larsen.
     On November 18, 1997, the Corporation filed a Current Report on Form 8-K with the Commission (the "CoreStates Form 8-K"), which contains, among other things, certain financial and other information (the "CoreStates Form 8-K Materials") about CoreStates and the CoreStates acquisition. The CoreStates Form 8-K Materials contain certain forward-looking statements regarding the Corporation, CoreStates and the combined organization following the CoreStates acquisition, including statements relating to estimated cost savings and enhanced revenues that may be realized from the CoreStates acquisition, and certain restructuring charges expected to be incurred in connection with the CoreStates acquisition. Such forward-looking statements involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the CoreStates Form 8-K Materials and herein. Factors that might cause such a difference include, but are not limited to, those discussed in the CoreStates Form 8-K, in the Corporation's 1997 Annual Report on Form 10-K and under "CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION".
     As indicated in the CoreStates Form 8-K:
     (Bullet) The Corporation expects to realize before-tax expense savings resulting from the CoreStates acquisition of approximately $406 million and $723 million in 1998 and 1999, respectively, or approximately $258 million and $459 million after-tax, respectively. These estimates assume that approximately 45 percent of CoreStates' 1997 annualized expenses are eliminated by the end of 1999.
     (Bullet) The Corporation expects to realize before-tax revenue enhancements relating to the CoreStates acquisition of approximately $123 million and $194 million in 1998 and 1999, respectively, or approximately $58 million and $89 million after-tax, respectively. These estimates are primarily based on the Corporation's broader array of income generating products from its capital markets, capital management and other fee producing businesses.
     (Bullet) Assuming (i) the restructuring charges discussed below and the expense savings and revenue enhancements discussed above are as estimated, (ii) 985 million shares of Common Stock are outstanding in 1998 and 999 million shares are outstanding in 1999, (iii) the CoreStates acquisition is consummated by mid-1998, (iv) the conversion of CoreStates' operations and computer systems to the Corporation's operations and computer systems is completed by November 1998, (v) 1998 earnings per share of (a) Common Stock are $3.91, and (b) CoreStates common stock are $4.23, each of which represents the First Call consensus earnings estimates as of November 18, 1997 (before public announcement of the CoreStates acquisition, the "1998 Illustrative First Call Consensus Estimates"), (vi) 1999 earnings per share of Common Stock and CoreStates common stock are equal to the 1998 Illustrative First Call Consensus Estimates plus 11 percent for the Corporation and ten percent for CoreStates (the "1999 Illustrative Estimates") (I.E., $4.34 per share of Common Stock and $4.65 per share of CoreStates common stock), and (vii) certain other assumptions contained in the CoreStates Form 8-K, the CoreStates acquisition is estimated to dilute the 1998 Illustrative First Call Consensus Estimate per share of Common Stock by $.09 and add $.12 to the 1999 Illustrative Estimate per share of Common Stock. The 1998 Illustrative First Call Consensus Estimates and the 1999 Illustrative Estimates are presented for illustrative purposes only, are subject to the risks and uncertainties set forth in the CoreStates Form 8-K Materials, the Corporation's 1997 Annual Report on Form 10-K and under "CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION", among others, and do not constitute earnings projections or estimates by the Corporation or CoreStates.
                                       9

     (Bullet) The Corporation expects to record after-tax restructuring and merger-related charges associated with the CoreStates acquisition, currently estimated at $795 million, or $0.81 per share of Common Stock, in the second quarter of 1998. The estimated $795 million restructuring charge is summarized below.

(IN MILLIONS, AFTER TAX)
Severance and change in control related obligations...........................................   $214
Fixed asset write-downs and vacant space accruals.............................................    289
Service contract terminations.................................................................    127
Charitable support............................................................................     63
Other.........................................................................................    102
Total.........................................................................................   $795

     The estimated restructuring charge includes approximately $149 million in non-cash charges. Cash payments included in the estimated restructuring charge are expected to be completed within 18 months from the date of consummation. The "Other" category includes CoreStates acquisition-related amounts, none of which individually is estimated to exceed $50 million. The amounts included in the $795 million estimated restructuring charge are subject to change prior to the effective date of the CoreStates acquisition. The estimates include assumptions about the timing of the consummation of the CoreStates acquisition and the number of employees whose employment will terminate as a result of the CoreStates acquisition. Changes in such assumptions could result in a change in the estimated restructuring charge. In addition, the Corporation estimates that another $75 million in CoreStates pre-tax, acquisition-related costs will be incurred over the 12 months following the date the CoreStates acquisition is consummated. These costs primarily relate to training and systems conversions.
  THE MONEY STORE INC.
     On March 4, 1998, the Corporation entered into an agreement to acquire The Money Store Inc. ("The Money Store"), a consumer finance lender based in Union, New Jersey. The Money Store operates 172 offices located in all 50 states, Washington, D.C. and Puerto Rico. Under the terms of the agreement, each share of The Money Store common stock will be exchanged for a number of shares of Common Stock (the "Exchange Ratio") having a value of $34 per share. In addition, each share of The Money Store mandatory convertible preferred stock, depending upon the outcome of the vote by the holders of such stock with respect thereto, will be converted into either (i) a number of shares of Common Stock equal to the Exchange Ratio times .92, or (ii) an equal number of shares of a series of the Corporation's Class A Preferred Stock having terms substantially the same as The Money Store mandatory convertible preferred stock, as adjusted to reflect The Money Store acquisition. Based on a price of $52.75 per share of Common Stock (the last reported sale price per share of Common Stock on the NYSE Tape on March 3, 1998, the day before the acquisition was announced), the purchase price would be approximately $2.1 billion. The Money Store acquisition, which will be accounted for as a purchase, is expected to close by the third quarter of 1998, subject to certain conditions of closing. The Corporation expects to repurchase shares of Common Stock in the open market in an amount up to the number of shares of Common Stock expected to be issued in The Money Store acquisition, which is estimated to be approximately 41 million shares. As of December 31, 1997, The Money Store had assets of $3 billion, net loans of $1 billion, total stockholders' equity of $666 million and net income applicable to common stockholders of $83 million.
  BOWLES HOLLOWELL CONNER & CO.
     On March 9, 1998, the Corporation entered into an agreement to acquire Bowles Hollowell Conner & Co. ("Bowles Hollowell Conner"), a privately-held mergers and acquisitions advisory firm based in Charlotte, North Carolina. The detailed terms of the acquisition of Bowles Hollowell Conner (the "Bowles Hollowell Conner Acquisition"), which have not been publicly disclosed, call for the Corporation to issue 1,216,879 Shares to the Selling Stockholders. The number of Shares to be issued was based on a formula price of $52.3875 per share. The Bowles Hollowell Conner Acquisition, which will be accounted for as a purchase, is expected to close in the second quarter of 1998, subject to certain conditions of closing. In connection with the Bowles Hollowell Conner Acquisition, the Corporation expects to repurchase a number of the outstanding shares of Common Stock equal to the number of shares of Common Stock expected to be issued in the Bowles Hollowell Conner Acquisition.
POSSIBLE FUTURE ACQUISITIONS
     The Corporation is continually evaluating acquisition opportunities and frequently conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations, frequently take
                                       10
place and future acquisitions involving cash, debt and equity securities can be expected. Acquisitions typically involve the payment of a premium over book and market values, and therefore some dilution of the Corporation's book value and net income may occur in connection with future acquisitions.
                 DESCRIPTION OF THE CORPORATION'S CAPITAL STOCK
     THE DESCRIPTIVE INFORMATION BELOW OUTLINES CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION, AS AMENDED (THE "ARTICLES"), AND BYLAWS OF THE CORPORATION AND THE NORTH CAROLINA BUSINESS CORPORATION ACT ("NCBCA"). THE INFORMATION DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ALL RESPECTS BY REFERENCE TO THE PROVISIONS OF THE CORPORATION'S ARTICLES AND BYLAWS AND THE NCBCA.
AUTHORIZED CAPITAL
     The authorized capital stock of the Corporation consists of 2,000,000,000 shares of Common Stock, 10,000,000 shares of Preferred Stock, no-par value per share ("Preferred Stock"), and 40,000,000 shares of Class A Preferred Stock, no-par value per share ("Class A Preferred Stock"). As of March 31, 1998, there were 644,493,340 shares of Common Stock, no shares of Class A Preferred Stock, and no shares of Preferred Stock issued and outstanding. See "RECENT DEVELOPMENTS -- Certain Recent and Pending Acquisitions; THE MONEY STORE INC." The Preferred Stock and Class A Preferred Stock are each issuable in one or more series and, with respect to any series, the Board of Directors of the Corporation, subject to certain limitations, is authorized to fix the numbers of shares, dividend rates, liquidation prices, liquidation rights of holders, redemption, conversion and voting rights and other terms of the series. Shares of Class A Preferred Stock and Preferred Stock that are redeemed, repurchased or otherwise acquired by the Corporation have the status of authorized, unissued and undesignated shares of Class A Preferred Stock and Preferred Stock, respectively, and may be reissued.
COMMON STOCK
     Subject to the prior rights of the holders of any Preferred Stock and any Class A Preferred Stock then outstanding, holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor and, in the event of liquidation or dissolution, to receive the net assets of the Corporation remaining after payment of all liabilities and after payment to holders of all shares of Preferred Stock and Class A Preferred Stock of the full preferential amounts to which such holders are respectively entitled, in proportion to their respective holdings.
     See "THE CORPORATION -- Certain Regulatory Considerations" for information relating to certain regulatory restrictions on the payment of dividends by banks, including the Corporation's subsidiary banks.
     Pursuant to an indenture dated as of November 27, 1996, between the Corporation and Wilmington Trust Company, as trustee, under which certain of the Corporation's outstanding junior subordinated debt securities have been issued, the Corporation has covenanted that it generally will not declare or pay any dividends or distributions on, or redeem, repurchase, acquire or make a liquidation payment with respect to, any of the Corporation's capital stock, including Common Stock, Preferred Stock and Class A Preferred Stock if, at such time, certain defaults have occurred under such indenture or related guarantee of the Corporation or the Corporation shall have exercised its rights under such indenture to defer interest payments on the securities issued thereunder.
     Subject to the rights of the holders of any Preferred Stock and any Class A Preferred Stock then outstanding, all voting rights are vested in the holders of the shares of Common Stock, each share being entitled to one vote on all matters requiring stockholder action and in the election of directors. Holders of Common Stock have no preemptive, subscription or conversion rights. All of the outstanding shares of Common Stock, including the Shares, are fully paid and nonassessable.
     FUNB is the Transfer Agent, Registrar and Dividend Disbursement Agent for the Common Stock, including the Shares.
PREFERRED STOCK
     All shares of each series of Preferred Stock must be of equal rank and have the same powers, preferences and rights and are subject to the same qualifications, limitations and restrictions, except with respect to dividend rates, redemption prices, liquidation amounts, terms of conversion or exchange and voting rights.
                                       11

CLASS A PREFERRED STOCK
     Shares of Class A Preferred Stock rank prior or superior to Common Stock and on a parity with or junior to (but not prior or superior to) Preferred Stock or any series thereof, in respect of the right to receive dividends and/or the right to receive payments out of the net assets of the Corporation upon any involuntary or voluntary liquidation, dissolution or winding up of the Corporation. Subject to the foregoing and the terms of any particular series of Class A Preferred Stock, series of Class A Preferred Stock may vary as to priority.
RIGHTS PLAN
     Each outstanding share of Common Stock currently has attached to it one right (a "Right") issued pursuant to an Amended and Restated Shareholder Protection Rights Agreement (the "Rights Agreement"). Each Right entitles its registered holder to purchase one one-hundredth of a share of a junior participating series of Class A Preferred Stock designed to have economic and voting terms similar to those of one share of Common Stock, for $105.00, subject to adjustment (the "Rights Exercise Price"), but only after the earlier to occur (the "Separation Time") of: (i) the tenth business day (subject to extension) after any person (an "Acquiring Person") (x) commences a tender or exchange offer, which, if consummated, would result in a person becoming the beneficial owner of 15 percent or more of the outstanding shares of Common Stock, or (y) is determined by the Federal Reserve Board to "control" the Corporation within the meaning of the BHCA (see " -- Other Provisions" below), subject to certain exceptions; and (ii) the tenth business day after the first date (the "Flip-in Date") of a public announcement by the Corporation that a person has become an Acquiring Person. The Rights will not trade separately from the shares of Common Stock unless and until the Separation Time occurs.
     The Rights Agreement provides that a person will not become an Acquiring Person under the BHCA control test described above if either (i) the Federal Reserve Board's control determination would not have been made but for such person's failure to make certain customary passivity commitments, or such person's violation of such commitments made, to the Federal Reserve Board, so long as the Federal Reserve Board determines that such person no longer controls the Corporation within 30 days (or 60 days in certain circumstances), or (ii) the Federal Reserve Board's control determination was not based on such a failure or violation and such person (x) obtains a noncontrol determination within three years, and (y) is using its best efforts to allow the Corporation to make any acquisition or engage in any legally permissible activity notwithstanding such person's being deemed to control the Corporation for purposes of the BHCA.
     The Rights will not be exercisable until the business day following the Separation Time. The Rights will expire on the earliest of: (i) the Exchange Time (as defined below); (ii) the close of business on December 28, 2000; and
(iii) the date on which the Rights are redeemed or terminated as described below (in any such case, the "Expiration Time"). The Rights Exercise Price and the number of Rights outstanding, or in certain circumstances the securities purchasable upon exercise of the Rights, are subject to adjustment upon the occurrence of certain events.
     In the event that prior to the Expiration Time a Flip-in Date occurs, the Corporation will take such action as shall be necessary to ensure and provide that each Right (other than Rights beneficially owned by an Acquiring Person or any affiliate, associate or transferee thereof, which Rights shall become void) shall constitute the right to purchase, from the Corporation, shares of Common Stock having an aggregate market price equal to twice the Rights Exercise Price for an amount in cash equal to the then current Rights Exercise Price. In addition, the Board of Directors of the Corporation may, at its option, at any time after a Flip-in Date, elect to exchange all of the then outstanding Rights for shares of Common Stock, at an exchange ratio of two shares of Common Stock per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the Separation Time (the "Rights Exchange Rate"). Immediately upon such action by the Board of Directors (the "Exchange Time"), the right to exercise the Rights will terminate and each Right will thereafter represent only the right to receive a number of shares of Common Stock equal to the Rights Exchange Rate. If the Corporation becomes obligated to issue shares of Common Stock upon exercise of or in exchange for Rights, the Corporation, at its option, may substitute for each such share of Common Stock one one-hundredth of a share of junior participating Class A Preferred Stock.
     The Rights may be canceled and terminated without any payment to holders thereof at any time prior to the date that they become exercisable, and are redeemable by the Corporation at $0.01 per Right, subject to adjustment upon the occurrence of certain events, at any date between the date on which they become exercisable and the Flip-in Date. The Rights have no voting rights, and they are not entitled to dividends.
     The Rights will not prevent a takeover of the Corporation. The Rights, however, may cause substantial dilution to a person or group that acquires 15 percent or more of Common Stock (or that acquires "control" of the Corporation within the
                                       12
meaning of the BHCA) unless the Rights are first redeemed or terminated by the Board of Directors of the Corporation. Nevertheless, the Rights should not interfere with a transaction that is in the best interests of the Corporation and its stockholders because the Rights can be redeemed or terminated, as hereinabove described, before the consummation of such transaction.
     The complete terms of the Rights are set forth in the Rights Agreement. The foregoing description of the Rights and the Rights Agreement is qualified in its entirety by reference to such document. The Rights Agreement is incorporated by reference as an exhibit to the Registration Statement. A copy of the Rights Agreement can be obtained upon written request to the Rights Agent, First Union National Bank, Two First Union Center, Charlotte, North Carolina 28288-1154. OTHER PROVISIONS
     The Articles and Bylaws of the Corporation contain a number of provisions which may be deemed to have the effect of discouraging or delaying attempts to gain control of the Corporation, including provisions in the Articles: (i) classifying the Board of Directors into three classes with each class to serve for three years, with one class being elected annually; (ii) authorizing the Board of Directors to fix the size of the Board of Directors between nine and 30 directors; (iii) authorizing directors to fill vacancies on the Board of Directors that occur between annual meetings, except that vacancies resulting from a removal of a director by a stockholder vote may only be filled by a stockholder vote; (iv) providing that directors may be removed only for cause and only by affirmative vote of the majority of shares entitled to be voted in the election of directors, voting as a single class; (v) authorizing only the Board of Directors, the Chairman of the Board or the President to call a special meeting of stockholders (except for special meetings called under specified circumstances for holders of classes or series of stock ranking superior to the Common Stock); and (vi) requiring an 80 percent vote of stockholders entitled to vote in the election of directors, voting as a single class, to alter any of the foregoing provisions.
     The Bylaws include provisions setting forth specific conditions under which: (i) business may be transacted at an annual meeting of stockholders; and
(ii) persons may be nominated for election as directors of the Corporation at an annual meeting of stockholders.
     The Change in Bank Control Act prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve Board has been given 60 days' prior written notice of such proposed acquisition and within that time period the Federal Reserve Board has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued, or unless the acquisition is subject to Federal Reserve Board approval under the BHCA. An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve Board issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of more than ten percent of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as the Corporation, would, under the circumstances set forth in the presumption, constitute the acquisition of control.
     In addition, any "company" would be required to obtain the approval of the Federal Reserve Board under the BHCA before acquiring 25 percent (five percent in the case of an acquiror that is a bank holding company) or more of the outstanding shares of the Corporation's Common Stock, or otherwise obtaining "control" over the Corporation. Under the BHCA, "control" generally means (i) the ownership or control of 25 percent or more of any class of voting securities of the bank holding company, (ii) the ability to elect a majority of the bank holding company's directors, or (iii) the ability otherwise to exercise a controlling influence over the management and policies of the bank holding company.
     Two North Carolina "anti-takeover" statutes adopted in 1987, The North Carolina Shareholder Protection Act and The North Carolina Control Share Acquisition Act, allowed North Carolina corporations to elect to either be covered or not be covered by such statutes. The Corporation elected not to be covered by such statutes.
     In addition to the foregoing, in certain instances the issuance of authorized but unissued shares of Common Stock, Class A Preferred Stock or Preferred Stock may have an anti-takeover effect.
     The existence of the foregoing provisions could result in the (i) Corporation being less attractive to a potential acquiror, and (ii) Corporation's stockholders receiving less for their shares of Common Stock than otherwise might be available in the event of a take-over attempt.
                                       13

                              SELLING STOCKHOLDERS
     The Shares are being offered for the account of the selling stockholders of the Corporation named below (the "Selling Stockholders"). Each of the Selling Stockholders may offer Shares in separate transactions or in a single transaction. The Shares will be issued by the Corporation to the Selling Stockholders in connection with the consummation of the Bowles Hollowell Conner Acquisition, pursuant to an Agreement and Plan of Merger dated as of March 9, 1998, between the Corporation and Bowles Hollowell Conner. Shares will also be issued to certain former stockholders of Bowles Hollowell Conner pursuant to certain agreements between such individuals and Bowles Hollowell Conner.
     Upon consummation of the Bowles Hollowell Conner Acquisition, the Selling Stockholders will be the beneficial owners of an aggregate of 1,216,879 Shares.
The Selling Stockholders are                               . Upon consummation
of the Bowles Hollowell Conner Acquisition, the Selling Stockholders as a group will hold less than one percent of the outstanding shares of Common Stock. Each of the Selling Stockholders, other than Charles H. Conner, Jr., Reid G. Leggett and Kelly L. Katterhagen, have entered into an employment agreement with the Corporation for the four-year period following consummation of the Bowles Hollowell Conner Acquisition.
     Because the Selling Stockholders may sell all or a portion of the Shares that may be offered pursuant to this Prospectus, the number of Shares that will be owned by each Selling Stockholder upon termination of this offering cannot be determined.
                              PLAN OF DISTRIBUTION
     The Shares may be sold from time to time directly by one or more of the Selling Stockholders in separate transactions or in a single transaction. Such sales may be made on the NYSE, or such other national securities exchange or automated interdealer quotation system on which shares of Common Stock are then listed, through negotiated transactions or otherwise at market prices prevailing at the time of the sale or at negotiated prices. Alternatively, from time to time one or more of the Selling Stockholders may offer Shares through brokers, dealers or agents, who may receive compensation in the form of concessions or commissions from any such Selling Stockholders, agents and/or the purchasers for whom they may act as agent. If necessary, a supplemental Prospectus will describe the method of sale in greater detail. In addition, any of the Shares which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.
     The Selling Stockholders and any such brokers, dealers or agents that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profits on the sale of Shares by them and any associated discounts, commissions or concessions that are received may be deemed to be underwriting compensation under the Securities Act. To the extent a Selling Stockholder may be deemed to be an underwriter, such Selling Stockholder may be subject to certain statutory liabilities under the Securities Act, including but not limited to Sections 11 and 12 of the Securities Act.
     Shares may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. If applicable, such prices will be determined by agreement between the Selling Stockholders and any such dealers. The Selling Stockholders may, from time to time, authorize dealers, acting as the Selling Stockholders' agents, to solicit offers to purchase Shares upon the terms and conditions set forth in any supplemental Prospectus. The Corporation is not aware of any arrangements or contracts that the Selling Stockholders have entered into to effect any such transactions in the Shares, nor is the Corporation aware of which brokerage firms the Selling Stockholders may select to effect brokerage transactions.
     The Selling Stockholders and any other person participating in a sale or distribution of Shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rule 10b-5 and Regulation M, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Stockholders and any other such person.
     In order to comply with securities laws in certain jurisdictions, the Shares offered hereby will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the securities offered hereby may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with.
     The Corporation will not receive any part of the proceeds from the sale of the Shares. The Selling Stockholders will pay all applicable stock transfer taxes, brokerage commissions, underwriting discounts or commissions and the fees of the Selling Stockholders' counsel, and the Corporation will bear all other expenses in connection with the offering and sale of the Shares,
                                       14
including filing fees, legal and accounting fees and expenses, printing costs, and other expenses arising out of the preparation and filing of the Registration Statement and this Prospectus. The Corporation has agreed to indemnify the Selling Stockholders against certain liabilities, including certain liabilities under the Securities Act, in connection with the registration and the offering and sale of the Shares.
                                USE OF PROCEEDS
     The Corporation will not receive any proceeds from the sales hereunder of the Shares but will bear certain of the expenses thereof. See "PLAN OF DISTRIBUTION".
                             VALIDITY OF THE SHARES
     The validity of the Shares being offered hereby is being passed upon for the Corporation by Marion A. Cowell, Jr., Esq., Executive Vice President, Secretary and General Counsel of the Corporation. Mr. Cowell is also a stockholder of the Corporation and holds options to purchase additional shares of Common Stock.
                                    EXPERTS
     The consolidated balance sheets of the Corporation as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, included in the Corporation's 1997 Annual Report to Stockholders, which is incorporated by reference in the Corporation's 1997 Annual Report on Form 10-K and incorporated by reference herein, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
     The consolidated financial statements of CoreStates at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, included in the Corporation's 1997 Annual Report on Form 10-K and incorporated by reference herein, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing in the Corporation's 1997 Annual Report on Form 10-K, and which are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.
     The consolidated balance sheet of Meridian Bancorp, Inc. and subsidiaries as of December 31, 1995, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the year ended December 31, 1995, included in the Corporation's 1997 Annual Report on Form 10-K, which is incorporated by reference herein, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. Such financial statements were combined with those of CoreStates for such period.
     The consolidated balance sheet of United Counties Bancorporation and subsidiaries as of December 31, 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the year ended December 31, 1995, included in the Corporation's 1997 Annual Report on Form 10-K, which is incorporated by reference herein, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. Such financial statements were combined with those of CoreStates for such period.
                                       15

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CORPORATION, BY THE SELLING STOCKHOLDERS OR BY ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE CORPORATION SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES DESCRIBED IN THIS PROSPECTUS OR AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY SUCH SHARES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.
                               TABLE OF CONTENTS

                                                        PAGE
Available Information...............................        2
Incorporation of Certain Documents by
  Reference.........................................        2
Cautionary Statement Concerning Forward-Looking
  Information.......................................        3
The Corporation.....................................        4
Recent Developments.................................        8
Description of the Corporation's Capital Stock......       11
Selling Stockholders................................       14
Plan of Distribution................................       14
Use of Proceeds.....................................       15
Validity of the Shares..............................       15
Experts.............................................       15

                                1,216,879 SHARES
                            FIRST UNION CORPORATION
                                  COMMON STOCK
                        (PAR VALUE $3.33 1/3 PER SHARE)
                        (First Union logo appears here)

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
     The following table sets forth an itemization of all estimated expenses in connection with the issuance and distribution of the securities being registered, none of which are payable by the Selling Stockholders:

Registration Statement filing fee......................................................................   $23,266
Legal fees and expenses................................................................................    10,000
Accounting fees and expenses...........................................................................    12,000
Printing costs.........................................................................................    10,000
Miscellaneous..........................................................................................    14,734
Total..................................................................................................   $70,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
     Sections 55-8-50 through 55-8-58 of the NCBCA contain specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, the statute provides that (i) a corporation must indemnify a director or officer against reasonable expenses who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense, if it is determined as provided in the statute that the director or officer meets a certain standard of conduct, provided when a director or officer is liable to the corporation or liable on the basis of receiving a personal benefit, the corporation may not indemnify him. The statute also permits a director or officer of a corporation who is a party to a proceeding to apply to the courts for indemnification, unless the articles of incorporation provide otherwise, and the court may order indemnification under certain circumstances set forth in the statute. The statute further provides that a corporation may in its articles of incorporation or bylaws or by contract or resolution provide indemnification in addition to that provided by the statute, subject to certain conditions set forth in the statute.
     The Corporation's Bylaws provide for the indemnification of the Corporation's directors and executive officers by the Corporation against liabilities arising out of his status as such, excluding any liability relating to activities which were at the time taken known or believed by such person to be clearly in conflict with the best interests of the Corporation.
     The Corporation's Articles provide for the elimination of the personal liability of each director of the Corporation to the fullest extent permitted by the provisions of the NCBCA, as the same may from time to time be in effect.
     The Corporation maintains directors and officers liability insurance, which provides coverage of up to $80,000,000, subject to certain deductible amounts. In general, the policy insures (i) the Corporation's directors and officers against loss by reason of any of their wrongful acts, and/or (ii) the Corporation against loss arising from claims against the directors and officers by reason of their wrongful acts, all subject to the terms and conditions contained in the policy.
ITEM 16. EXHIBITS.

EXHIBIT NO.                                                      DESCRIPTION

 (2)          Agreement and Plan of Mergers by and among the Corporation, FUNB, CoreStates and CoreStates Bank, N.A., dated as of November 18, 1997. (Incorporated by reference to Exhibit (2) to the Corporation's Current Report on Form 8-K
              dated November 28, 1997.)
 (3)(a)       Articles of Incorporation of the Corporation, as amended. (Incorporated by reference to Exhibit (4) to the
              Corporation's 1990 First Quarter Report on Form 10-Q, to Exhibit (99)(a) to the Corporation's 1993 First Quarter
              Report on Form 10-Q, to Exhibit (4)(a) to the Corporation's Current Report on Form 8-K dated January 10, 1996 and to Exhibit (3)(a) to the Corporation's 1997 Annual Report on Form 10-K.)
 (3)(b)       By-laws of the Corporation, as amended. (Incorporated by reference to Exhibit (3)(b) to the Corporation's 1995
              Annual Report on Form 10-K.)
 (4)(a)       Amended and Restated Shareholder Protection Rights Agreement. (Incorporated by reference to Exhibit (4) to the
              Corporation's Current Report on Form 8-K dated October 16, 1996.)
 (4)(b)       All instruments defining the rights of holders of long-term debt of the Corporation and its subsidiaries. (Not filed pursuant to (4)(iii) of Item 601(b) of Regulation S-K; to be furnished upon request of the Commission.)

                                      II-1

EXHIBIT NO.                                                      DESCRIPTION
 (5)          Opinion of Marion A. Cowell, Jr., Esq.
 (23)(a)      Consent of KPMG Peat Marwick LLP.
 (23)(b)      Consent of Ernst & Young, LLP.
 (23)(c)      Consent of KPMG Peat Marwick LLP.
 (23)(d)      Consent of KPMG Peat Marwick LLP.
 (23)(e)      Consent of Marion A. Cowell, Jr., Esq. (Included in Exhibit (5).)
 (24)         Power of Attorney.
 (27)         The Corporation's Financial Data Schedules. (Incorporated by reference to Exhibit (27)(a), Exhibit (27)(b) and
              Exhibit (27)(c) to the Corporation's 1997 Annual Report on Form 10-K.)

ITEM 17. UNDERTAKINGS.
     (a) The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:
              (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (as amended, and together with the rules and regulations thereunder, the "Securities Act");
              (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
             (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
PROVIDED, HOWEVER, that the undertakings set forth in paragraphs (a)(1)(i) and
(a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (as amended, and together with the rules and regulations thereunder, the "Securities Exchange Act") that are incorporated by reference in this Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act that is incorporated by reference in the Registration Statement) shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise (other than pursuant to insurance), the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and may therefore, be unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding and other than insurance payments) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
                                      II-2

                                   SIGNATURES
     Pursuant to the requirements of the Securities Act, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on April 24, 1998.
                                         FIRST UNION CORPORATION
                                         By:         MARION A. COWELL, JR.
                                              -------------------------------
                                                   MARION A. COWELL, JR.
                                                 EXECUTIVE VICE PRESIDENT,
                                               SECRETARY AND GENERAL COUNSEL
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the date indicated.

                      SIGNATURE                        CAPACITY
                      ---------                        ---------
                EDWARD E. CRUTCHFIELD*                  Chairman and Chief Executive Officer and Director
             ---------------------------
                EDWARD E. CRUTCHFIELD

                   ROBERT T. ATWOOD*                    Executive Vice President and Chief Financial Officer
             ---------------------------
                   ROBERT T. ATWOOD

                   JAMES H. HATCH*                     Senior Vice President and Corporate Controller (Principal Accounting
             ----------------------------                         Officer)
                    JAMES H. HATCH

             ----------------------------              Director
                    EDWARD E. BARR

                  G. ALEX BERNHARDT*                   Director
            -----------------------------
                  G. ALEX BERNHARDT

                  W. WALDO BRADLEY*                    Director
             ----------------------------
                  W. WALDO BRADLEY

                   ROBERT J. BROWN*                    Director
             ----------------------------
                   ROBERT J. BROWN

                    A. DANO DAVIS*                     Director
             -----------------------------
                    A. DANO DAVIS

             -----------------------------             Director
                   NORWOOD H. DAVIS

                  R. STUART DICKSON*                   Director
             -----------------------------
                  R. STUART DICKSON

                                      II-3

                      SIGNATURE                         CAPACITY
                      ---------                         --------
                     B. F. DOLAN*                       Director
                ------------------------
                     B. F. DOLAN

                     RODDEY DOWD, SR.*                  Director
                ------------------------
                     RODDEY DOWD, SR.

                   JOHN R. GEORGIUS*                    Director
                ------------------------
                   JOHN R. GEORGIUS

                ------------------------                Director
                  ARTHUR M. GOLDBERG

                   WILLIAM H. GOODWIN, JR.*             Director
                --------------------------
                   WILLIAM H. GOODWIN, JR.

                    HOWARD H. HAWORTH*                  Director
                --------------------------
                    HOWARD H. HAWORTH

                    FRANK M. HENRY*                     Director
                --------------------------
                    FRANK M. HENRY

                  RADFORD D. LOVETT*                    Director
                --------------------------
                  RADFORD D. LOVETT

                  MACKEY J. MCDONALD*                   Director
                --------------------------
                  MACKEY J. MCDONALD

                   MALCOLM S. MCDONALD*                 Director
                --------------------------
                   MALCOLM S. MCDONALD

                   JOSEPH NEUBAUER*                     Director
                --------------------------
                   JOSEPH NEUBAUER

                  RANDOLPH N. REYNOLDS*                 Director
                -------------------------
                  RANDOLPH N. REYNOLDS

                       RUTH G. SHAW*                    Director
                 ------------------------
                       RUTH G. SHAW

                     CHARLES M. SHELTON, SR.*           Director
                 -------------------------
                  CHARLES M. SHELTON, SR.

                    LANTY L. SMITH*                     Director
                 -------------------------
                    LANTY L. SMITH

                      SIGNATURE                         CAPACITY

  *By Marion A. Cowell, Jr., Attorney-in-Fact
                             MARION A. COWELL, JR.
                          ---------------------------
                             MARION A. COWELL, JR.
Dated: April 24, 1998
                                      II-5

                                 EXHIBIT INDEX

EXHIBIT NO.                         DESCRIPTION                                                 LOCATION
  (2)         Agreement and Plan of Mergers by and among the            Incorporated by reference to Exhibit (2) to the
              Corporation, FUNB, CoreStates and CoreStates Bank, N.A.,  Corporation's Current Report on Form 8-K dated November
              dated as of November 18, 1997.                            28, 1997.
  (3)(a)      Articles of Incorporation of the Corporation, as          Incorporated by reference to Exhibit (4) to the
              amended.                                                  Corporation's 1990 First Quarter Report on Form 10-Q, to
                                                                        Exhibit (99)(a) to the Corporation's 1993 First Quarter P
                                                                        Report on Form 10-Q, to Exhibit (4)(a) to the
                                                                        Corporation's Current Report on Form 8-K dated January
                                                                        10, 1996 and to Exhibit (3)(a) to the Corporation's 1997P
                                                                        Annual Report on Form 10-K.
  (3)(b)      By-laws of the Corporation, as amended.                   Incorporated by reference to Exhibit (3)(b) to the
                                                                        Corporation's 1995 Annual Report on Form 10-K.
  (4)(a)      Amended and Restated Shareholder Protection Rights        Incorporated by reference to Exhibit (4) to the
              Agreement.                                                Corporation's Current Report on Form 8-K dated October
                                                                        16, 1996.
  (4)(b)      All instruments defining the rights of holders of         Not filed pursuant to (4)(iii) of Item 601(b) of
              long-term debt of the Corporation and its subsidiaries.   Regulation S-K; to be furnished upon request of the
                                                                        Commission.
  (5)         Opinion of Marion A. Cowell, Jr., Esq.                    Filed herewith.
  (23)(a)     Consent of KPMG Peat Marwick LLP.                         Filed herewith.
  (23)(b)     Consent of Ernst & Young LLP.                             Filed herewith.
  (23)(c)     Consent of KPMG Peat Marwick LLP.                         Filed herewith.
  (23)(d)     Consent of KPMG Peat Marwick LLP.                         Filed herewith.
  (23)(e)     Consent of Marion A. Cowell, Jr., Esq.                    Included in Exhibit (5).
  (24)        Power of Attorney.                                        Filed herewith.
  (27)        The Corporation's Financial Data Schedules.               Incorporated by reference to Exhibit (27)(a),
                                                                        Exhibit (27)(b) and Exhibit (27)(c) to the Corporation's
                                                                        1997 Annual Report on Form 10-K.